                                                                    EXHIBIT 99.2

SUREBRIDGE, INC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Surebridge, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows, present fairly, in all material respects, the financial position of Surebridge, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 5 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 6, 2004

SUREBRIDGE, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

                                                                                   2002            2001
ASSETS
Current assets:
  Cash and cash equivalents                                                    $  7,071,770    $  6,361,796
  Restricted cash                                                                   400,000       2,410,000
  Accounts receivable, net of allowance for doubtful accounts of
   $269,130 and $444,059 at December 31, 2002 and 2001, respectively              3,176,255       2,933,600
  Unbilled receivables                                                              314,394         200,476
  Prepaid expenses and other current assets                                         452,842         368,417
                                                                               ------------    ------------

       Total current assets                                                      11,415,261      12,274,289
                                                                               ------------    ------------

Restricted cash                                                                     230,000         230,000
Property and equipment, net                                                       5,345,149       3,913,778
Goodwill                                                                          4,396,498       3,663,184
Other intangible assets, net                                                      3,726,639       1,719,930
Other long-term assets                                                              692,397         563,523
                                                                               ------------    ------------

       Total assets                                                            $ 25,805,944    $ 22,364,704
                                                                               ============    ============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                             $  2,204,871    $  1,153,279
  Accrued expenses                                                                2,877,306       1,885,778
  Other current liabilities                                                       1,519,563         994,927
  Deferred revenue                                                                1,020,526       1,024,663
  Current portion of long-term debt                                               1,920,950         938,263
  Current portion of obligations under capital lease                                246,236         339,901
                                                                               ------------    ------------

       Total current liabilities                                                  9,789,452       6,336,811
                                                                               ------------    ------------

Obligations under capital lease                                                      18,499         133,567
Long-term debt                                                                    1,625,943       1,397,258

Commitments and contingencies (Notes 8 and 15)

Redeemable convertible preferred stock, $0.01 par value; 42,306,030 and
   32,376,782 shares authorized, 30,172,335 and 21,094,321 shares issued and
   outstanding at December 31, 2002 and 2001, respectively                       53,132,230      47,290,965

Stockholders' deficit

  Common stock, $0.01 par value; 65,000,000 shares authorized;
   10,842,164 and 10,059,668 shares issued; 9,958,552 and 9,901,056 shares
   outstanding at December 31, 2002 and 2001, respectively                          108,422         100,597
  Additional paid-in capital                                                     11,650,476      11,415,094
  Accumulated deficit                                                           (50,048,377)    (44,175,857)
  Treasury stock, at cost, 883,612 and 158,612 shares at December 31, 2002
   and 2001, respectively                                                          (465,098)       (103,098)
  Deferred compensation                                                              (5,603)        (30,633)
                                                                               ------------    ------------
       Total stockholders' deficit                                              (38,760,180)    (32,793,897)
                                                                               ------------    ------------
       Total liabilities, redeemable convertible preferred stock and
        stockholders' deficit                                                  $ 25,805,944    $ 22,364,704
                                                                               ============    ============

    The accompanying notes are an integral part of the consolidated financial statements.

SUREBRIDGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                            2002              2001
Revenue                                $   23,893,128    $   25,258,332

Operating expenses:
   Cost of revenue                         14,736,506        16,450,942
   Selling and marketing                    5,923,012        13,326,967
   General and administrative               7,933,025        11,053,557
   Amortization of intangible assets          531,301         3,424,345
   Impairment charge                                -         4,168,306
                                       --------------    --------------

      Total operating expenses             29,123,844        48,424,117
                                       --------------    --------------

Loss from operations                       (5,230,716)      (23,165,785)

Other income(expense):
   Interest income                            109,604           430,785
   Interest expense                          (276,111)         (234,961)
                                       --------------    --------------

Loss before income taxes                   (5,397,223)      (22,969,961)

Income tax provision                          475,297                 -
                                       --------------    --------------

Net loss                               $   (5,872,520)   $  (22,969,961)

Accrued dividends on preferred
  stock (including accretion to
  redemption value of $65,642 for
  the year ended December 31, 2002)          (141,265)          (69,865)
                                       --------------    --------------
Net loss to common shareholders        $   (6,013,785)   $  (23,039,826)
                                       ==============    ==============

     The accompanying notes are an integral part of the consolidated financial statements.

SUREBRIDGE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001




                                                                                                  NOTE
                                                             COMMON STOCK        ADDITIONAL    RECEIVABLE
                                                          SHARES        PAR       PAID-IN         FROM
                                                          ISSUED       VALUE       CAPITAL     STOCKHOLDER
Balance, December 3, 2000                                9,454,898    $ 94,549  $ 13,737,850   $         -
Issuance of Series D preferred stock                                                (884,137)
Issuance of common stock to employees                      585,254       5,853       374,563
Issuance of common stock pursuant to
 the exercise of stock options                              19,516         195        30,699
Accretion of dividend on Series A
 preferred stock                                                                     (69,865)
Acquisition of shares of common stock for treasury
Amortization and reversal of deferred
 compensation                                                                     (1,784,314)
Stock options granted to nonemployees                                                 10,298
Net loss
                                                        ----------    --------  ------------   -----------
Balance, December 31,2001                               10,059,668     100,597    11,415,094             -
Issuance of Series E and Series F preferred stock in
 conjuction with the acquisition of Transchannel                                      (3,546)
Issuance of stock options in the acquisition                                          10,430
Sale of restricted stock                                   725,000       7,250       354,750      (362,000)
Issuance of common stock pursuant to the
 exercise of stock options                                  57,496         575        14,877
Accretion of dividend on Series A preferred stock                                    (75,623)
Accretion of Series E preferred stock to
 redemption value                                                                    (65,642)
Issuance of warrants                                                                  36,636
Purchase of restricted stock                                                                       362,000
Amortization and reversal of deferred compensation                                   (36,500)
Net loss
                                                        ----------    --------  ------------   -----------
Balance, December 31, 2002                              10,842,164    $108,422  $ 11,650,476   $         -
                                                        ==========    ========  ============   ===========

                                                                          TREASURY STOCK                            TOTAL
                                                      ACCUMULATED    SHARES IN                    DEFERRED      STOCKHOLDERS'
                                                        DEFICIT      TREASURY         AMOUNT    COMPENSATION       DEFICIT
Balance, December 3, 2000                             $(21,205,896)          -      $       -   $ (3,953,690)  $   (11,327,187)
Issuance of Series D preferred stock                                                                                  (884,137)
Issuance of common stock to employees                                                                                  380,416
Issuance of common stock pursuant to
 the exercise of stock options                                                                                          30,894
Accretion of dividend on Series A
 preferred stock                                                                                                       (69,865)
Acquisition of shares of common
 stock for treasury                                                   (158,612)      (103,098)                        (103,098)
Amortization and reversal of deferred
 compensation                                                                                      3,923,057         2,138,743
Stock options granted to nonemployees                                                                                   10,298
Net loss                                               (22,969,961)                                                (22,969,961)
                                                      ------------   ---------      ---------   ------------   ---------------
Balance, December 31, 2001                             (44,175,857)   (158,612)      (103,098)       (30,633)      (32,793,897)
Issuance of Series E and Series F preferred stock in
 conjuction with the acquisition of Transchannel                                                                        (3,546)
Issuance of stock options in the acquisition                                                                            10,430
Sale of restricted stock                                                                                                     -
Issuance of common stock pursuant to the
 exercise of stock options                                                                                              15,452
Accretion of dividend on Series A preferred stock                                                                      (75,623)
Accretion of Series E preferred stock to
 redemption value                                                                                                      (65,642)
Issuance of warrants                                                                                                    36,636
Purchase of restricted stock                                          (725,000)      (362,000)                               -
Amortization and reversal of deferred compensation                                                    25,030           (11,470)
Net loss                                                (5,872,520)                                                 (5,872,520)
                                                      ------------   ---------      ---------   ------------   ---------------
Balance, December 31, 2002                            $(50,048,377)   (883,612)     $(465,098)  $     (5,603)  $   (38,760,180)
                                                      ============   =========      =========   ============   ===============

    The accompanying notes are an integral part of the consolidated financial statements.

SUREBRIDGE,INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                    2002            2001
Cash flows from operating activities:
  Net loss                                                                      $ (5,872,520)   $(22,969,961)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                  2,934,880       5,422,469
    Stock-based compensation                                                         (11,470)      2,529,457
    Provision for losses on accounts receivable                                       10,300         683,912
    Accretion of interest on long-term debt                                           13,084               -
    Impairment charge                                                                      -       4,168,306
    Provision for deferred income taxes                                              475,297               -
    Changes in assets and liabilities, net of effects of acquisition:
      Decrease in accounts  receivable                                               759,088         195,674
      (Increase) decrease in unbilled receivables                                    (72,487)        273,420
      (Increase) decrease in prepaid expenses and other current assets               (34,284)        112,254
      (Increase) decrease in other long-term assets                                  (88,783)         85,118
      Increase in accounts payable                                                   653,785         368,183
      Increase (decrease) in accrued expenses                                        248,121      (2,617,032)
      Increase in other current liabilities                                          124,636         622,783
      Decrease in deferred revenue                                                    (4,137)       (109,694)
                                                                                ------------    ------------

      Net cash used in operating activities                                         (864,490)    (11,235,111)
                                                                                ------------    ------------

Cash flows from investing activities:
  Purchases of property and equipment                                             (1,906,950)     (1,813,698)
  Increase in restricted cash related to the acquisition                            (400,000)              -
  Net cash acquired in acquisition                                                   639,130               -
                                                                                ------------    ------------

      Net cash used in investing activities                                       (1,667,820)     (1,813,698)
                                                                                ------------    ------------

Cash flows from financing activities:
  (Increase) decrease in restricted cash                                           2,410,000      (2,640,000)
  Proceeds from issuance of preferred stock, net of issuance costs                         -       7,327,505
  Payment of issuance costs for preferred stock issued in the acquisition             (3,546)              -
  Proceeds from exercise of employee stock options                                    15,452          30,894
  Proceeds from long-term debt                                                     4,663,057       2,674,228
  Principal payments on long-term debt                                            (3,428,133)       (338,707)
  Principal payments on notes payable                                                      -      (2,145,814)
  Principal payments on capital lease obligations                                   (414,546)       (395,832)
                                                                                ------------    ------------

      Net cash provided by financing activities                                    3,242,284       4,512,274
                                                                                ------------    ------------

Net increase (decrease) in cash and cash equivalents                                 709,974      (8,536,535)

Cash and cash equivalents, beginning of year                                       6,361,796      14,898,331
                                                                                ------------    ------------

Cash and cash equivalents, end of year                                          $  7,071,770    $  6,361,796
                                                                                ============    ============

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest                                                                    $    263,027    $    374,960

Noncash investing and financing activities:
  Acquisition of equipment under capital leases                                 $          -    $    104,320
  Issuance of restricted stock in exchange for a note                           $    362,000    $          -
  Acquisition of treasury stock                                                 $    362,000    $    103,098
  Net assets acquired in the acquisition                                        $  7,272,825    $          -
  Issuance of preferred stock in conjunction with the acquisition               $  5,700,000    $          -
  Accrual for minimum purchase commitment included in property and equipment    $          -    $    246,927

    The accompanying notes are an integral part of the consolidated financial statements.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF BUSINESS

         Surebridge, Inc. (the "Company"), formerly known as Panoptic Business Networks, Inc., was incorporated in the State of Delaware to leverage the Internet to meet the needs of middle market companies seeking advanced business applications. The Company provides packaged application selection, implementation, application management and hosting, and continuous business improvement services.

         The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, competition from other companies, and dependence on key individuals. The Company incurred net losses in 2002 and 2001 of $5,872,520 and $22,969,961, respectively, as it expanded its operations. The Company has an accumulated deficit of $50,048,377 at December 31, 2002.

         The Company's future beyond 2003 is dependent upon its ability to achieve break-even or positive operating cash flow, or raise additional financing. There can be no assurances that the Company will be able to do so.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The following is a summary of significant accounting policies followed in the preparation of these financial statements.

         BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Surebridge Services, Inc. (formerly known as Panoptic Technology Services, Inc.) and Surebridge Acquisition Corp. All intercompany accounts and transactions have been eliminated.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of cash and highly liquid investments with original or remaining maturities of three months or less at the date of purchase and whose carrying amounts approximate market value due to the short maturity of the investments. Cash equivalents at December 31, 2002 and 2001 consist of money market instruments.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company had restricted cash of $630,000 and $2,640,000 as of December 31, 2002 and 2001, respectively. As of December 31, 2002, restricted cash consisted of an acquisition contingency totaling $400,000 related to the 2002 acquisition of Transchannel, Inc. (see
         Note 3), and $230,000 related to a security deposit on a facilities lease. $2,350,000 of the restricted cash as of December 31, 2001 related to a bank financing that the Company refinanced on February 21, 2002 (see Note 7), at which time the restriction was lifted.

         FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

         Financial instruments that subject the Company to credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash in highly rated financial institutions. The Company periodically assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company does not require collateral and establishes reserves for doubtful accounts as warranted. There were no single customers that accounted for over 10% of total accounts receivable at December 31, 2002, and one customer accounted for 11% of total accounts receivable at December 31, 2001.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Repair and maintenance costs are charged to operations when incurred, while additions and betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

         The Company periodically evaluates the recoverability of long-lived assets whenever events and changes in circumstances indicate that the carrying value of an asset or class of assets may not be fully recoverable and exceeds its fair value. For long-lived assets the Company intends to hold and use, if the carrying amount of the asset exceeds the sum of undiscounted cash flows expected to result from the use of the asset over its useful life, an impairment loss is recorded. The amount of the impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

         GOODWILL AND OTHER INTANGIBLE ASSETS

         Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets the Company has acquired and has accounted for under the purchase method in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations." The Company adopted the provisions of Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets," on January 1, 2002. Accordingly, the Company ceased the ratable amortization of goodwill on that date. SFAS No. 142 also requires the Company to perform an annual impairment test of its goodwill.

         Other intangible assets consist primarily of customer base and covenants not to compete. Such assets are being amortized on a straight-line basis over periods ranging from two months to seven years.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         REVENUE RECOGNITION

         The Company derives its revenue primarily from information technology consulting, software implementation services and application management and hosting services. The Company also derives revenue from the sale of software and related maintenance contracts. Reimbursable expenses charged to clients are included in revenue and costs of revenue. To conform to the current year presentation, the Company has adjusted its 2001 revenue and costs of revenue to include $743,873 of reimbursable expenses.

         Information Technology Consulting and Software Implementation Services

         The Company enters into two types of contracts for information technology and software implementation services. Revenue from time and materials contracts is recognized as services are performed. The Company recognizes revenue on fixed price contracts on an efforts expended method when it can demonstrate the ability to perform under the contract. Under this method, revenue is recognized based on the ratio of labour hours expended compared with the total estimated hours to complete the contract. When current contract estimates indicate that a loss is probable, provision is made for the total anticipated loss in the current period. Contract losses are determined to be the amount by which the estimated service costs of the contract exceed the estimated revenues that will be generated by the contract. Unbilled revenues represent revenues for services performed that have not been billed. Billings in excess of revenue recognized are recorded as deferred revenue until the applicable revenue recognition criteria are met.

         Amounts received or billed in advance of the services being provided are recorded as deferred revenue. Unbilled receivables represent amounts recognized based on services performed in advance of billings, in accordance with the contract term.

         Application Management and Hosting Services

         Application management and hosting fees are for the management of application software and for access to the Company's data center and technical infrastructure. These fees are recognized ratably over the contract term. Set-up fees related to application management and hosting services are recognized ratably over the expected customer relationship period.

         Software Revenue

         The Company primarily sells or licenses software in combination with software implementation services. Revenue from the sale of software is recognized when the software is delivered to the customer. In instances where the Company also provides application management and hosting services, software revenue is recognized ratably over the expected customer relationship period.

         Maintenance Contracts

         The Company sells maintenance contracts on behalf of third-party software vendors. The Company is not a party to the maintenance contracts and therefore has no continuing obligations under the contracts. Revenue from these contracts is recognized on a net basis, when the Company's customers enter into the contracts.

         In addition, the Company sells phone support for software. Phone support contracts typically have one-year terms, and customers are required to prepay the contract amount, which is recorded as deferred revenue and recognized ratably over the contract term.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         INCOME TAXES

         Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using current enacted tax rates in effect for the year in which the difference is expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

         ADVERTISING

         Advertising costs are expensed as incurred and are charged to selling and marketing expenses.

         ACCOUNTING FOR STOCK-BASED COMPENSATION

         The Company accounts for stock-based compensation granted to employees and directors using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations. Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," and Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure," require that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosures of net income (loss) in the notes to the consolidated financial statements. Accordingly, compensation cost for stock options granted to employees and directors is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123, SFAS No. 148, and related interpretations. For all stock-based awards to employees and directors, the Company has elected the pro forma disclosure provisions of SFAS No. 123 and SFAS No. 148.

         The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 and SFAS No. 148 to stock-based employee compensation.

                                                       YEAR ENDED DECEMBER 31,
                                                        2002            2001
Net loss, as reported                               $ (5,872,520)   $(22,969,961)
Stock-based employee compensation included in
  net loss, net of related tax effects                   (11,470)      2,474,723
Total stock-based employee compensation expense
  determined under fair value based method for all
  awards, net of related tax effects                     152,931      (2,100,808)
                                                    ------------    ------------
Pro forma net loss                                  $ (5,731,059)   $(22,596,046)
                                                    ============    ============

         Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of pro forma results for future years.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         GUARANTEES AND INDEMNIFICATION OBLIGATIONS

         In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantee of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." The interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on our consolidated financial statements. The following is a summary of our agreements that we have determined are within the scope of FIN No. 45.

         As permitted by Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company's request in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a Directors and Officers insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. All of these indemnification agreements were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, we have no liabilities recorded for these agreements as of December 31, 2002.

         We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we indemnify, hold harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with any patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. The term of these indemnification agreements is generally perpetual anytime after execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of December 31, 2002.

         We enter into arrangements with our business partners, whereby the business partner agrees to sublicense our services to its customers. We enter into standard indemnification agreements with those business partners, whereby we indemnify them for our acts or omissions in providing the services that result in a claim against our business partner. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have general and umbrella insurance policies that enable us to recover a portion of any amounts paid. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of December 31, 2002.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         When as part of an acquisition we acquire all of the stock or all of the assets and liabilities of a company, we assume the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments we could be required to make for such obligations is undeterminable at this time. Accordingly, we have no liabilities recorded for these liabilities as of December 31, 2002.

         NEW ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 and SFAS No. 142. SFAS No. 141 replaces Accounting Principles Board Opinion No. 16, "Business Combinations," and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill is required to be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS No. 142 was adopted by the Company on January 1, 2002. Upon adoption of SFAS No. 142, amortization of goodwill recorded for business combinations ceased. In addition, acquired workforce assets were reclassified to goodwill as they did not meet the criteria set forth in SFAS No. 141 for recognition apart from goodwill. In connection with the adoption of SFAS No. 142, the Company performed transitional and annual goodwill impairment assessments and determined that the fair value exceeded net assets (see Note 5).

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS No. 143"), "Accounting for Asset Retirement Obligations," which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which excludes from the definition of long-lived assets, goodwill and other intangibles that are not amortized in accordance with SFAS No. 142. SFAS No. 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and generally its provisions are to be applied prospectively. The Company adopted this standard effective January 1, 2002.

         In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS No. 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability be recognized when it is incurred and should initially be measured and recorded at fair value. This statement is effective for exit or disposal activities that are initiated after December 31, 2002.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure" which is effective for financial statements for fiscal years ending after December 15, 2002, with early adoption permitted. SFAS No. 148 enables companies that choose to adopt the preferable fair value method to report the full effect of employee stock options in their financial statements immediately upon adoption. The Company will continue to apply the disclosure only provisions of both SFAS No. 123 and SFAS No. 148.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.

         In November 2002, the Emerging Issues Task Force ("EITF") of the FASB issued a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue - generating activities. EITF No. 00-21 establishes three principles: revenue should be recognized only when the arrangement consideration is reliably measurable, the earnings process is substantially complete, and consideration should be allocated among the separate units of accounting in an arrangement based on their fair values. EITF No. 00-21 is effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The Company is evaluating the impact, if any, that this issue will have on the consolidated financial statements.

         In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities" and, in December 2003, issued a revision to that interpretation. FIN No. 46R replaces FIN No. 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A variable interest entity (VIE) is defined as (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest, or (b) an entity lacking the invested capital sufficient to fund future activities without the support of a third party. FIN No. 46R establishes standards for determining under what circumstances VIEs should be consolidated with their primary beneficiary, including those to which the usual conditions for consolidation do not apply. The Company will adopt FIN No. 46 and FIN No. 46R as of January 1, 2005. The Company does not expect a material effect from the adoption of FIN No. 46 or FIN No. 46R.

         RECLASSIFICATIONS

         Certain reclassifications have been made to prior year statements to conform to the current year presentation.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.       ACQUISITION

         On October 27, 2002, the Company acquired all of the outstanding stock of Transchannel, Inc. ("Transchannel"), and merged Transchannel into the Company, with the Company continuing as the surviving corporation. Transchannel, a Georgia corporation, provided sales, deployment, and application support and management of Peoplesoft software throughout the United States. The Company acquired Transchannel to increase their overall market share and increase their application management and hosting customer base. The purchase consideration, aggregating $7,272,825, consisted of $1,400,000 in cash, 7,262,411 shares of the
         Company's Series E Preferred Stock ("Series E") valued at $0.58 per share, 1,815,603 shares of the Company's Series F Preferred Stock ("Series F") valued at $0.83 per share, 200,578 stock options to purchase the Company's common stock, valued at $10,430 using the Black Scholes method, and acquisition costs of $162,395. The fair value of the Series E and Series F was determined with the assistance of a valuation specialist. The results of operations of Transchannel is included in the operating results of the Company from the date of acquisition.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The acquisition was accounted for using the purchase method of accounting. Accordingly, the total purchase consideration was allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. The fair value of the net assets acquired exceeded the purchase consideration by $156,579, which was allocated as a pro-rata reduction of the fair values of the noncurrent assets that were acquired (property and equipment, and identifiable intangible assets). The total purchase consideration and the allocation to the acquired assets and assumed liabilities was as follows:

Purchase consideration:
    Cash paid                                       $ 1,400,000
    Company stock and stock options issued            5,710,430
    Acquisition costs                                   162,395
                                                    -----------
      Total purchase consideration                  $ 7,272,825
                                                    ===========
Allocation of purchase consideration:
    Cash acquired                                   $ 2,039,130
    Other current assets                              1,143,706
    Property and equipment                            1,928,000
    Identifiable intangible assets                    3,746,621
    Goodwill                                                  -
                                                    -----------
      Total assets acquired                           8,857,457

Current liabilities assumed                          (1,184,632)
Liability related to an acquisition contingency        (400,000)
                                                    -----------
      Net assets acquired                           $ 7,272,825
                                                    ===========

      Current assets acquired relate primarily to accounts receivable, and current liabilities assumed primarily relate to accounts payable and accrued expenses.

      The Company was required to restrict and escrow $400,000 of cash on the date of the acquisition, which was to be paid to the former stockholders of Transchannel, after deducting the amount of acquired receivables that the Company was unable to collect within the 120 days immediately following the date of acquisition. The Company recorded the $400,000 of contingent consideration as a liability as of December 31, 2002. The amount was paid in 2003.

      The terms of the acquisition also included an additional payment to the former stockholders of Transchannel, if the former stockholders were able to meet certain performance goals during the six month period following the date of acquisition. The maximum earnout was $1.8 million payable in one third cash, one third preferred stock and one third common stock. In July 2003, the Company settled the earnout consideration for 679,083 shares of Series E Preferred Stock and 169,996 shares of Series F Preferred Stock, with an estimated fair value of $600,000. Payment of the earnout was contingent upon continued employment with the Company during the six-month earnout period. The Company accrued $200,000 through general and administrative expense as of December 31, 2002.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following are the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:

                                          WEIGHTED
                                          AVERAGE
                                        USEFUL LIFE
                                         (MONTHS)          AMOUNT
Customer base                                75         $  3,406,019
Noncompete agreements                        24              262,750
Other intangibles                            24               77,852
                                                        ------------
                                                        $  3,746,621
                                                        ============

      The weighted average useful life of all identifiable intangible assets acquired is 71 months.

      The following unaudited pro forma results of operations for the years ended December 31, 2002 and 2001 give effect to the Company's acquisition of Transchannel as if the transaction had occurred at the beginning of 2001. The pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place at the beginning of 2001 and is not necessarily indicative of results that may be obtained in the future.

                                     2002               2001
Revenue                              $32,439,172        $ 34,742,164
Net loss                              (6,503,831)        (24,883,056)


4.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

                                ESTIMATED               DECEMBER 31,
                               USEFUL LIFE          2002             2001
                                 (YEARS)
Computer equipment               2 to 5         $  8,169,602    $  5,526,321
Computer software                1 to 4            1,322,096         695,635
Furniture and fixtures           3 to 7              978,487         723,971
Leasehold improvements           3 to 7              512,885         202,193
                                                ------------    ------------
                                                  10,983,070       7,148,120
Less: accumulated depreciation                    (5,637,921)     (3,234,342)
                                                ------------    ------------
Property and equipment, net                     $  5,345,149    $  3,913,778
                                                ============    ============

      The cost of equipment under capital lease and the related accumulated depreciation totaled $1,670,304 and $1,206,228, respectively, at December 31, 2002 and $1,244,298 and $835,457, respectively, at December 31, 2001.

      Depreciation expense was $2,403,579 and $1,998,124 in 2002 and 2001, respectively.

5.    GOODWILL AND OTHER INTANGIBLE ASSETS

      The Company acquired goodwill and other intangible assets through acquisitions in the years ended December 31, 2002, 2000 and 1999.

      In June 2001, the FASB issued SFAS No. 142. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, including how goodwill and other intangible assets should be accounted for after they have been initially recognized. SFAS No. 142 provides that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment; intangible assets with finite useful lives continue to be amortized over their useful lives.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The Company adopted SFAS No. 142 on January 1, 2002 and discontinued the amortization of goodwill (including acquired workforce) of $4,396,498. Upon adoption, the Company reclassified $1,208,611 of previously amortizable acquired workforce to goodwill, with an offsetting reversal associated with the deferred tax liability of $475,297. Goodwill and acquired workforce amortization were $2,231,303 and $694,643, respectively, for the year ended December 31, 2001. The Company estimates that goodwill and acquired workforce amortization expense would have been approximately $1,430,405 and $411,310, respectively for the year ended December 31, 2002. The following table presents a reconciliation of net loss for the exclusion of goodwill and acquired workforce amortization for the years ended December 31, 2002 and 2001, as if SFAS No. 142 had been adopted by the Company as of the beginning of each year:

                                    YEAR ENDED DECEMBER 31,
                                      2002            2001
Net loss, as reported             $ (5,872,520)   $(22,969,961)
Goodwill amortization                        -       2,231,303
Acquired workforce amortization              -         694,643
                                  ------------    ------------
Pro forma net loss                $ (5,872,520)   $(20,044,015)
                                  ============    ============

      Under SFAS No. 142, the Company was required to complete a transitional impairment test on all goodwill effective as of January 1, 2002 on a reporting unit basis. A reporting unit is defined as an operating segment or one level below an operating segment referred to as a component. A component of an operating segment is a reporting unit if the component constitutes a business and discrete financial information is prepared and regularly reviewed by management. The Company determined that it operates in one reporting unit and, therefore, has completed the transitional goodwill impairment test on an enterprise-wide basis.

      The fair value of the reporting unit was determined with the assistance of an independent valuation specialist as of January 1, 2002. As the fair value of the reporting unit as of January 1, 2002 was in excess of the carrying amount of the net assets, the Company concluded that its goodwill was not impaired, and no impairment charge was recorded. The Company performed its annual assessment for 2002 as of September 30, 2002, and the fair value of the reporting unit was determined to be in excess of the carrying amount of the net assets. Therefore, no further analysis was required under SFAS No. 142.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Other intangible assets are amortized on a straight-line basis over their estimated useful lives of two months to seven years. As required, upon the adoption of SFAS No. 142, the Company reassessed the useful lives of its intangible assets and determined that no adjustments were required. The following tables summarize other intangible assets by major intangible asset class as of December 31, 2002 and 2001, respectively:

                                          ESTIMATED
                                         USEFUL LIFE                   ACCUMULATED
                                          (MONTHS)          GROSS     AMORTIZATION               NET
DECEMBER 31, 2002
Acquired customer base                     2 to 84      $  5,169,863  $ (1,761,902)         $   3,407,961
Noncompete agreements                     18 to 24           535,925      (295,071)               240,854
Other intangibles                         24 to 36           283,852      (206,028)                77,824
                                                        ------------  ------------          -------------
                                                        $  5,989,640  $ (2,263,001)         $   3,726,639
                                                        ============  ============          =============
DECEMBER 31, 2001
Acquired customer base                     3 to 54      $  1,763,844  $ (1,386,900)         $     376,944
Acquired workforce                        48 to 72         2,255,357    (1,046,746)             1,208,611
Noncompete agreements                     18 to 24           273,175      (203,196)                69,979
Other intangibles                         24 to 36           206,000      (141,604)                64,396
                                                        ------------  ------------          -------------
                                                        $  4,498,376  $ (2,778,446)         $   1,719,930
                                                        ============  ============          =============

      The estimated future amortization of other intangible assets is as follows:

2003                                                                                        $     876,273
2004                                                                                              656,425
2005                                                                                              514,507
2006                                                                                              514,507
2007 and thereafter                                                                             1,164,927
                                                                                            -------------
                                                                                            $   3,726,639
                                                                                            =============

      The Company recorded an impairment charge of $4,068,306 during 2001, to adjust the carrying amount of goodwill and other intangible assets to their fair value as of December 31, 2001.

6.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

      Accrued expenses consist of the following:

                                                                                 DECEMBER 31,
                                                                         2002                    2001
Compensation and benefits                                             $  1,561,495          $   1,390,280
Professional fees                                                          813,289                 97,058
Consultant fees                                                            253,378                 20,618
Software costs                                                             115,756                229,085
Other                                                                      133,388                148,737
                                                                      ------------          -------------
                                                                      $  2,877,306          $   1,885,778
                                                                      ============          =============

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      As of December 31, 2002, other current liabilities consisted of $600,000 of payments related to the acquisition (see Note 3) that were paid in 2003, $467,099 of various legal settlement costs (see Note 15), $246,927 related to a minimum purchase commitment with a hardware supplier, and $205,537 for internal-use software licenses. As of December 31, 2001, other current liabilities consisted of $748,000 of various legal settlement costs, the majority of which were paid during 2002 and 2003, and $246,927 related to a minimum purchase commitment with a hardware supplier.

7.    LONG-TERM DEBT

      On February 21, 2002, the Company entered into a loan and security agreement with a commercial bank for the purpose of refinancing an existing loan. The agreement includes a term loan that replaced the existing loan and two equipment credit lines, whereby the Company could borrow up to a total of $2,500,000 under the equipment credit lines to finance certain equipment purchases through December 31, 2002. The agreement also includes certain financial covenants related to, among other things, quick-ratio and earnings. Borrowings under these loan facilities are collateralized by substantially all of the assets of the Company.

      The Company borrowed $2,500,000 under the term loan, repayable in 28 monthly installments, which began on March 1, 2002. Interest on this loan is prime plus 2% (5.25% as of December 31, 2002).

      During 2002, the Company borrowed $1,198,523 on the first equipment line. This credit line is repayable in 30 monthly installments, which began on August 1, 2002. Interest on this credit line is prime plus 2% (5.25% as of December 31, 2002).

      During 2002, the Company borrowed $964,534 on the second equipment line. This credit line is repayable in 30 monthly installments, which begin on January 1, 2003. Interest on this credit line is prime plus 2% (5.25% as of December 31, 2002).

      Amounts outstanding under these borrowing arrangements totaled $3,570,446 at December 31, 2002 and future annual principal payments are as follows:

YEAR ENDING DECEMBER 31,
2003                                    $    1,936,651
2004                                         1,400,937
2005                                           232,858
                                        --------------
Total principal payments                     3,570,446
Less: current portion                       (1,936,651)
                                        --------------
Total long-term principal obligation    $    1,633,795
                                        ==============

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      In conjunction with the loan and security agreement, the Company issued a warrant to the bank pursuant to which the bank can purchase up to 90,000 shares of the Company's common stock at a price of $0.50 per share. At the date of issuance, the fair value of the warrant was estimated to be $36,636, using the Black Scholes method. The fair value was recorded as a discount on the term loan, and is being accreted to interest expense over the term of the loan (28 months). The unamortized portion of this discount was $23,553 at December 31, 2002.

8.    COMMITMENTS

      LEASES

      The Company leases its facilities and certain computer equipment under operating and capital leases. The leases expire at various dates through December 1, 2006. Total rent expense under these operating leases was $1,883,815 and $1,476,841 for the years ended December 31, 2002 and 2001, respectively.

      Future minimum lease payments under noncancelable leases are as follows:

                                                        OPERATING       CAPITAL
YEAR ENDING DECEMBER 31,                                 LEASES          LEASES
2003                                                   $ 2,535,916    $    269,456
2004                                                     1,910,761          14,849
2005                                                       566,401           5,500
2006                                                       215,193               -
                                                       -----------    ------------
Total payments                                         $ 5,228,271         289,805
                                                       ===========
Less: portion representing interest                                        (25,070)
                                                                      ------------
Total principal obligation                                                 264,735
Less: current portion                                                     (246,236)
                                                                      ------------
Total long-term principal obligation                                  $     18,499
                                                                      ============

9.   REDEEMABLE CONVERTIBLE PREFERRED STOCK

      On October 25, 2002, the Company completed a Fourth Amended and Restated Certificate of Incorporation reflecting the issuance of the Series E and Series F Preferred Stock in the acquisition of Transchannel (see Note 3), and amending certain preferences and rights of each of the other classes of shares.

      The Company has 42,306,030 shares of $0.01 par value preferred stock authorized, of which 750,000 shares are designated as Series A Preferred Stock ("Series A"), 1,200,000 shares are designated as Series B Preferred Stock ("Series B"), 6,432,603 shares are designated as Series C Preferred Stock ("Series C"), 23,994,179 shares are designated as Series D Preferred Stock ("Series D"), 7,943,398 shares are designated as Series E, and 1,985,850 shares are designated as Series F.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following is a rollforward of Redeemable Convertible Preferred Stock for the years ended December 31, 2002 and 2001:



                                                                                      SHARES             AMOUNT
Balance, December 31, 2000                                                           8,382,603         $39,009,458

Issuance of Series D preferred stock                                                12,711,718           8,211,642

Accretion of dividend on Series A preferred stock                                                           69,865
                                                                                   -------------       -----------

Balance, December 31, 2001                                                          21,094,321          47,290,965

Issuance of Series E and Series F preferred stock in

conjunction with the acquisition of Transchannel                                     9,078,014           5,700,000

Accretion of dividend on Series A preferred stock                                                           75,623

Accretion of Series E preferred stock to redemption value                                                   65,642
                                                                                   -------------       -----------
Balance, December 31, 2002                                                          30,172,335         $53,132,230
                                                                                   =============       ===========





      Redeemable Convertible Preferred Stock consisted of the following:

                                                                                            DECEMBER 31,
                                                                                      2002               2001
Series A:        750,000 shares issued and outstanding
                 at December 31, 2002 and 2001
                 (at liquidation value)                                           $     993,033       $   917,410

Series B:        1,200,000 shares issued and outstanding
                 at December 31, 2002 and 2001 (at
                 liquidation value)                                                   1,200,000         1,200,000

Series C:        6,432,603 shares issued and outstanding
                 at December 31, 2002 and 2001 (at
                 liquidation value)                                                  36,961,913        36,961,913

Series D:        12,711,718 shares issued and outstanding
                 at December 31, 2002 and 2001 (at
                 liquidation value)                                                   8,211,642         8,211,642

Series E:        7,262,411 shares issued and outstanding
                 at December 31, 2002 (liquidation value
                 $5,118,983)                                                          4,265,642                 -

Series F:        1,815,603 shares issued and outstanding
                 at December 31, 2002 (liquidation value
                 $1,279,746)                                                          1,500,000                 -
                                                                                  -------------       -----------
                                                                                  $  53,132,230       $47,290,965
                                                                                  =============       ===========

      The Company's various series of preferred stock have the following characteristics:

      DIVIDENDS

      Holders of Series A are entitled to receive dividends equal to the greater of 8% per annum of the Series A base amount, or an amount per share equal to the dividends payable on the shares of common stock into which such shares are then convertible. Dividends on Series A accrue whether declared or not, and are cumulative. Dividends on Series A are payable quarterly and, if unpaid, increase the base amount of Series A, which was initially $1.00. At December 31, 2002, Series A had a base amount of approximately $1.32 per share, including accrued and unpaid dividends. Unpaid dividends shall be paid upon the merger, sale or change of control of the Company (as defined) or in the event of a firmly underwritten public offering in which the price per share of common stock is such that the equity valuation of the Company immediately prior to the public offering is at least $173,324,000, and the net proceeds to the Company are at least $15 million. Holders of Series B, Series C, Series D, Series E and Series F are entitled to receive dividends equal to the amount that the holder would have received if the shares were converted to common stock. Unpaid dividends, whether declared or not, on Series A, and declared but unpaid dividends on Series B, Series C, Series D, Series E and Series F are also paid upon liquidation or redemption.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      LIQUIDATION

      Holders of Series D and Series F have preference in liquidation to holders of common stock and holders of Series A, Series B, Series C and Series E in the amount of $0.64599 per share and $0.70486 per share, respectively, (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all unpaid dividends declared on the Series D and Series F.

      Holders of Series C and Series E have preference in liquidation to holders of common stock and holders of Series A and Series B in the amount of $0.70486 per share and $5.753814 per share, respectively, (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all unpaid dividends declared on the Series C and Series E.

      Holders of Series A and B have preference to holders of common stock in the amount of $1.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any unpaid dividends declared on the Series B and any unpaid dividends, whether or not declared, on the Series A.

      Holders of Series C, Series D, Series E and Series F, along with the holders of common stock, participate in any remaining distribution upon liquidation, on an as-if-converted basis, immediately prior to any such liquidation.

      If the payment to the holders of Series C (assuming conversion of all Preferred Stock to common stock and no payment of the Series A, Series B, Series C, Series D, Series E and Series F liquidation amounts) equals or exceeds $17.2624 per share (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the liquidation protection terminates and the holders of the Series C, Series D and Series E shall participate pro rata along with the holders of common stock on an as-if-converted basis without payment of the Series C, Series D and Series E liquidation amounts. If the payment to the holders of Series A and Series B, assuming conversion to common stock, exceeds the Series A and Series B liquidation amount, respectively, then in addition to the accrued dividends (whether or not declared in the case of the Series A) the holders of Series A and Series B shall participate pro rata along with the holders of common stock, and depending on whether there is any pro rata participation of the holders of Series C, Series D, Series E and Series F, in the remaining distribution in all liquidation proceeds as if the Series A and the Series B had been converted into common stock. A sale of the Company or a merger with or into another entity is considered a deemed liquidation.

      CONVERSION

      Holders of Series E and Series F have the right to convert their shares into common stock at a conversion ratio of one common share for each Series E or Series F share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

      Holders of Series D have the right to convert their shares into common stock at a conversion ratio of 0.916479 common shares for each Series D share (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

      Holders of Series C have the right to convert their shares into common stock at a conversion ratio of 2.511935 common shares for each Series C share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Holders of Series A and Series B also have the right to convert their shares into common stock at a conversion ratio of 2.002962 common shares for each Series A or Series B share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

      Each share of preferred stock automatically converts into common stock at any time upon the election of 66 2/3% of the outstanding Series C shares or immediately upon a firmly underwritten public offering in which the price per share of common stock is such that the equity valuation of the Company immediately prior to the public offering is at least $173,324,000, and the net proceeds to the Company are at least $15 million.

      If the Company issues additional common shares below the conversion price of the Series A, Series B, Series C, Series D, Series E and Series F ($0.4992605, $0.4992605, $2.29059, $0.64599, $0.70486 and $0.70486 at
      December 31, 2002, respectively), other than as a dividend or other distribution on the Company's common stock (as defined), then the existing Series A, Series B, Series C, Series D, Series E and Series F conversion price shall be reduced accordingly. This may result in the recording of a beneficial conversion feature in future periods.

      VOTING

      Preferred stockholders are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. Directors appointed by the Series D shareholders have certain special voting rights related to matters such as changes in the certificate of incorporation, incurring indebtedness, sale of the corporation, acquisition of assets and liabilities other than in the normal course of business and authorization or issuance of any additional class or series of capital stock.

      REDEMPTION

      Between February 11, 2007 and February 11, 2009, the holders of at least fifty percent of the outstanding shares of any series of preferred stock have the right to require the Company to redeem the shares of preferred stock owned by such holders. The redemption price is equal to the greater of $0.70486 per share for the Series F and Series E, $0.64599 per share for the Series D, $5.753814 per share for the Series C and $1.00 per share for the Series A and B, plus all unpaid dividends accrued on such shares (whether or not earned or declared in the case of the Series A), or the then current fair market value per share.

      The holders of Series D and Series F have redemption preference over all other classes of shares and the holders of Series C and Series E have redemption preference over all other classes of shares, with the exception of Series D and Series F.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.   COMMON STOCK

      The Company has 65,000,000 shares of $0.01 par value common stock authorized, of which 9,958,552 and 9,901,056 shares were outstanding as of December 31, 2002 and 2001, respectively. Each share of common stock is entitled to one vote. The holders of common stock are entitled to receive dividends whenever funds are legally available, and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding (see Note 9). Upon the liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to received all available assets, subject to any preferential rights of any then outstanding preferred stock. The Company has never declared or paid dividends on its common stock.

      As of December 31, 2002, the Company has reserved 1,502,222, 2,403,554, 16,158,281, 11,650,023, 7,262,411 and 1,815,603 shares of common stock for the conversion of the Series A, Series B, Series C, Series D, Series E and Series F preferred stock, respectively. Additionally, the Company has reserved 6,631,982 shares of common stock for issuance pursuant to the Company's 1998 Stock Plan (see Note 11), and 90,000 shares of common stock for the outstanding warrants, as of December 31, 2002.

      RESTRICTED STOCK AND TREASURY STOCK

      On July 1, 2002, the Company sold 725,000 shares of restricted common stock, with a purchase price of $0.50 per share, to the Chief Executive Officer ("CEO") of the Company. As consideration for this restricted stock, the CEO executed and delivered a promissory note in the amount of $362,000 to the Company.

      On September 9, 2002, the CEO executed his right to sell all of these restricted shares back to the Company at the $0.50 per share purchase price, and the Company canceled the indebtedness under the promissory note. These shares are held in treasury at December 31, 2002.

      The Company acquired 158,612 shares of its common stock from an employee during 2001 in exchange for the cancellation of a noncompete agreement. These shares are held in treasury at December 31, 2002 and 2001.

      WARRANTS

      In connection with the loan and security agreement that the Company entered into during 2002 (see Note 7), the Company granted a warrant to purchase 90,000 shares of common stock at an exercise price of $0.50. The warrant may be exercised at any time before February 21, 2009, at which time it expires.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.   STOCK PLAN

      In May 1998, the Company adopted the 1998 Stock Incentive Plan (the "Stock Plan") that provides for the issuance of restricted common stock, and incentive and nonstatutory common stock options to employees, directors and consultants of the Company. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options and the rate at which each option is exercisable. The exercise price for incentive stock options may not be less than the fair market value per share of the underlying common stock on the date granted (110% of fair market value in the case of holders of more than 10% of the voting stock of the Company) and the term of incentive stock options may not exceed ten years (five years in the case of holders of more than 10% of the voting stock of the Company). The Board of Directors reserved 6,714,000 shares of common stock to be issued in conjunction with the Stock Plan. There were 6,631,982 and 6,689,478 shares available for issuance under the Stock Plan as of December 31, 2002 and 2001, respectively.

      Consistent with the provisions of APB No. 25, the Company recognizes compensation expense for the excess of the fair value of the shares optioned over the exercise price, determined as of the grant date. The Company recognizes compensation cost on an accelerated basis over the periods in which the services being compensated are performed, generally the vesting period (three years).

      For purposes of pro forma disclosure, the fair value of each employee option grant was estimated on the date of grant using the minimum value method with the following assumptions for grants in 2002 and 2001: no dividend yield; weighted average risk-free interest rates of 3.40% for 2002 and 4.64% for 2001; and an expected life of five years.

      During the year ended December 31, 2001, the Company also granted fully vested options to nonemployees. The fair value of each nonemployee grant was estimated on the date of grant using the Black Scholes method with the following assumptions: no dividend yield; weighted average risk-free interest rate of 4.88%; volatility of 100%; and a contractual life of three years. The Company recorded a compensation charge of $10,298 during the year ended December 31, 2001 for these nonemployee stock option grants.

      In 2001, the Company made an offer to employees to cancel their employee stock options in return for a replacement grant of stock options, with an exercise price at the then current fair market value, six months and one day after the cancellation date. On June 22, 2001 the Company canceled 2,316,500 stock options and recorded a compensation charge to recognize the unamortized deferred compensation previously recorded for stock options issued below fair market value. This charge plus partially offsetting reductions to stock-based compensation for stock options forfeited prior to June 22, 2001 totaled $2,138,743. On December 26, 2001 the Company issued 1,676,950 replacement options with an exercise price of $0.50 per share.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following table summarizes the activity of the Company's stock option plan:

                                             YEAR ENDED                                   YEAR ENDED
                                         DECEMBER 31, 2002                             DECEMBER 31, 2001
                             -----------------------------------------     ----------------------------------------
                                             WEIGHTED                                   WEIGHTED
                                             AVERAGE     RANGE OF                       AVERAGE          RANGE OF
                             NUMBER OF      EXERCISE     EXERCISE         NUMBER OF     EXERCISE         EXERCISE
                              OPTIONS         PRICE       PRICES           OPTIONS       PRICE            PRICES
Outstanding - beginning
  of year                    3,690,935      $  0.75    $ 0.01 - $ 4.50     4,230,085     $ 2.59      $  0.01 - $ 4.50
Granted                      3,019,078      $  0.50        $ 0.50          2,965,300     $ 0.58      $  0.50 - $ 2.87
Exercised                      (57,496)     $  0.27    $ 0.125 - $ 0.65      (19,5l6)    $ 1.56      $  0.01 - $ 4.50
Canceled/forfeited          (1,707,004)     $  0.61    $ 0.01 - $ 2.87    (3,484,934)    $ 2.84      $ 0.125 - $ 4.50
                            ----------                                    ----------
Outstanding- end of year     4,945,513      $  0.64    $ 0.125 - $ 4.50    3,690,935     $ 0.75      $  0.01 - $ 4.50
                            ==========                                    ==========

      The following table summarizes information about stock options granted during the years ended December 31, 2002 and 2001:

                                                    YEAR ENDED                                YEAR ENDED
                                                 DECEMBER 31, 2002                        DECEMBER 31, 2001
                                        ------------------------------------  -------------------------------------
                                                    WEIGHTED       WEIGHTED                 WEIGHTED      WEIGHTED
                                                    AVERAGE         AVERAGE                  AVERAGE      AVERAGE
                                        NUMBER OF   EXERCISE      GRANT DATE   NUMBER OF    EXERCISE     GRANT DATE
                                         OPTIONS     PRICE        FAIR VALUE    OPTIONS       PRICE      FAIR VALUE
Granted with an exercise
price equal to the fair
market value of the stock               3,019,078    $ 0.50        $  0.08    2,920,300     $  0.54        $ 0.10

Granted with an exercise
price above the fair market
value of the stock                              -         -              -       45,000     $  2.87        $ 0.23
                                        ---------                             ---------
Total granted                           3,019,078    $ 0.50        $  0.08    2,965,300     $  0.58        $ 0.11
                                        =========                             =========

      During 2002, 375,000 stock options with an original exercise price of $0.65 were repriced to an exercise price of $0.50, and are therefore subject to a variable accounting model.

      The following table summarizes information about stock options outstanding at December 31, 2002:

                                          OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
                         -----------------------------------------------------                 ------------------------
                                                WEIGHTED
                                                 AVERAGE             WEIGHTED                                WEIGHTED
                                               REMAINING             AVERAGE                                  AVERAGE
   EXERCISE                                   CONTRACTUAL            EXERCISE                                EXERCISE
     PRICE                  SHARES            LIFE (YEARS)            PRICE                     SHARES         PRICE
  $   0.125                  48,000               5.59              $   0.125                    48,000      $   0.125
  $    0.50               4,435,228               9.32              $    0.50                 1,458,334      $    0.50
  $    0.65                 181,350               1.66              $    0.65                   168,925      $    0.65
  $    2.25                   2,000               6.80              $    2.25                     2,000      $    2.25
  $    2.87                 276,935               0.85              $    2.87                   274,685      $    2.87
  $    4.50                   2,000               7.86              $    4.50                     1,333      $    4.50
                          ---------                                                           ---------
$ 0.125- $ 4.50           4,945,513               8.52              $    0.64                 1,953,277      $    0.84
                          =========                                                           =========

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.   SIGNIFICANT CUSTOMERS

      During 2002 and 2001, the Company did not have any customers that individually accounted for 10% or more of revenue. The Company had a total of five customers that accounted for 19% and 28% of total revenue in 2002 and 2001, respectively.

13.   EMPLOYEE BENEFIT PLAN

      In 1998, the Company established a savings plan (the "Plan") which was designed to be qualified under Section 401(k) of the Internal Revenue Code, covering substantially all of its employees. Eligible employees are permitted to contribute to the Plan through payroll deductions, within statutory and plan limits. The Plan provides for a discretionary employer matching contribution. The Company authorized matching contributions of $206,189 and $529,513 for the years ended December 31, 2002 and 2001, respectively.

14.   INCOME TAXES

      For the year ended December 31, 2002, the total income tax provision of $475,297 consists of a federal deferred provision of $366,476 and a state deferred provision of $108,821. There is no tax provision or benefit for the year ended December 31, 2001.

      The Company's deferred tax assets and (liabilities) are comprised of the following as of December 31, 2002 and 2001:

                                             2002            2001
Net operating loss carryforwards        $  14,354,891  $  10,371,563
Amortization/intangibles                    1,090,812      1,166,577
Bad debts                                      82,559        152,623
Accruals and reserves                         442,604        388,014
Other                                           8,870            442
Depreciation                                  150,297       (127,779)
Cash to accrual differences                         -        (32,245)
Intangibles                                (1,490,272)      (678,922)
                                        -------------  -------------
                                           14,639,761     11,240,273
Valuation allowance                       (14,639,761)   (11,240,273)
                                        -------------  -------------
Net deferred tax asset                  $           -  $           -
                                        =============  =============

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The table below reconciles the expected U.S. federal statutory income tax rate to the effective tax rate for 2002 and 2001:

                                                           2002        2001
U.S. statutory tax rate                                    (34.0)%    (34.0)%
State taxes                                                 (6.0)      (4.3)
Change in valuation allowance                               47.2       28.6
Other                                                        1.6        9.7
                                                           -----      -----
Effective tax rate                                           8.8%         -%
                                                           =====      =====

      As of December 31, 2002, the Company had a federal net operating loss ("NOL") carryforward of approximately $35,840,000 which may be available to offset future federal income tax liabilities through 2022. This net operating loss includes approximately $5,877,000 of net operating losses acquired through the acquisition of Transchannel. The usage of this net operating loss will be subject to limitations due to the ownership change rules. As required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, and has determined that it is more likely than not that the Company will not be able to recognize the benefits of federal and state deferred tax assets and, as a result, a valuation allowance of $14,639,761 has been established at December 31, 2002.

      Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

15.   LEGAL PROCEEDINGS

      During 2002, a software vendor asserted claims against the Company for software licensing infringements and filed a complaint in federal court seeking relief for monetary damages and unspecified punitive damages. The Company settled these claims during 2002 for $375,000, of which $300,000 was paid during 2002, and the remaining $75,000 was paid in 2003.

      During 2002, the Company began settlement discussions with another software vendor, regarding software-licensing infringements. On March 24, 2003, the Company reached a final settlement with this software vendor in the amount of $302,000. In addition, in 2002 and 2003, the Company purchased additional licenses in the amount of $205,537 for other software products, where the Company was not in compliance with software licenses.

      For these matters, amounts included in other current liabilities in the consolidated balance sheet totaled $582,537 and $712,000 at December 31, 2002 and 2001, respectively.

      The Company is subject to a number of other claims and legal proceedings which, in the opinion of the Company's management, are incidental to the Company's normal business operations. In the opinion of the Company, although final settlement of these claims and legal proceedings may impact the Company's financial statements in a particular period, they will not, in the aggregate, have a material adverse effect on the Company's financial position, results of operations or cash flows.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.   RELATED PARTY TRANSACTIONS

      Included in revenue for the years ended December 31, 2002 and 2001 is $1,247,086 and $1,336,558, respectively, of sales to three companies that are affiliated with a director of the Company and partially or fully owned by Berkshire Companies Limited Partnership (BCLP), a shareholder of the Company. Accounts receivable balances related to these customers totaled $24,797 and $17,184 at December 31, 2002 and 2001, respectively.

      The Company sublets certain office space from BCLP to house its data center. Rent expense related to this lease was $40,524 and $206,080 for the years ended December 31, 2002 and 2001, respectively.

17.   SUBSEQUENT EVENTS

      ACQUISITION

      On March 5, 2003, the Company acquired all of the shares of ManagedOps.com, Inc. ("ManagedOps"), a Delaware company with its principal place of business in New Hampshire. The consideration consisted of 6,039,909 shares of preferred stock (150,135 shares of Series A, 240,216 shares of Series B, 1,287,681 shares of Series C, 2,544,636 shares of Series D, 1,453,792 shares of Series E and 363,448 shares of Series F).

      The shares issued to the seller as consideration are subject to a repurchase agreement by the Company. In the event that Surebridge needs to pay cash under certain personal guarantee agreements and certain bonus agreements, Surebridge has the right to repurchase the shares at par value. The number of shares subject to repurchase is determined by the fair value of the shares at the time of the repurchase. The fair value is based on the fair value of the Company taking into account the liquidation preferences. The aggregate value of the repurchased shares cannot exceed the cash consideration paid by the Company with respect to the aforementioned obligations.

      ManagedOps had issued a warrant to a vendor to purchase 530,519 shares of its common shares at a price of $0.37 per share. Pursuant to the terms of the warrant agreement, upon the acquisition of the ManagedOps, the warrants become exercisable for shares of common stock of Surebridge.

      ManagedOps provided sales, deployment, implementation and application support of Microsoft Software throughout the United States, and as such, complements the business of the Company.

      LOAN FACILITY

      On April 2, 2003, the Company entered into a loan modification agreement, amending certain terms of the existing loan and security agreement (see
      Note 7). The modification agreement added four additional equipment credit lines, allowing the Company to finance certain equipment purchases through March 31, 2004; the agreement did not change any of the terms related to the borrowings that were outstanding under the already existing term loan and equipment credit lines (see Note 7). The modification agreement also includes certain financial covenants related to quick-ratio and profitability.

SUREBRIDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The Company had the ability to borrow $1,000,000 under the first equipment line, which was available through June 30, 2003, $1,000,000 under the second equipment line, which was available through September 30, 2003, $750,000 under the third equipment line, which was available through December 31, 2003, and $750,000 under the fourth equipment line, which was available through March 31, 2004. Borrowings under these equipment lines accrue interest at the rate of prime plus 2%, and are repayable in 33 monthly installments. Borrowings under these equipment credit lines are collateralized by substantially all of the assets of the Company.

      On March 4, 2004, the Company entered into a second loan modification agreement and loan and security agreement, amending certain terms of the modified loan agreements, which the Company entered into on April 2, 2003. The second modification agreements establish an additional loan facility, which allows the Company to borrow a maximum of $2,500,000 through March 3, 2005. Borrowings under this loan facility accrue interest at the rate of prime plus 2%, interest is payable monthly, and any unpaid principal balance is due on March 3, 2005. Borrowings are collateralized by substantially all of the assets of the Company, although the agreements also require the Company to pledge three certificates of deposit totaling $750,000. The second modification agreements also include certain financial covenants related to profitability and capital expenditures.

      ACQUISITION BY NAVISITE, INC.

      On May 6, 2004, NaviSite, Inc. ("NaviSite") and the Company announced the execution of a definitive asset purchase agreement, pursuant to which NaviSite will acquire substantially all of the assets and liabilities of the Company. Under the terms of the agreement, NaviSite will acquire the assets of the Company in exchange for two promissory notes in the aggregate principal amount of $39.5 million (subject to certain adjustments), 3 million shares of NaviSite common stock and the assumption of certain liabilities at the time of closing. The closing of the acquisition is expected to occur by the end of May 2004, and is subject to the satisfaction of customary closing conditions.